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                                                                   EXHIBIT 14.1

                                KCS ENERGY, INC.

                                 CODE OF ETHICS
                  FOR SENIOR FINANCIAL OFFICERS OF THE COMPANY

         This Code of Ethics (the "Code") applies to the Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer or Controller (collectively, the "Officers") of KCS Energy, Inc. (the "Company").

         THE CODE IS SUBJECT TO ALL APPLICABLE LAW. Nothing in this Code is intended to require any action contrary to law. In the event that this Code conflicts with any law, Officers must comply with the law. Nothing in the Code is intended or will be considered (1) to amend the Certificate of Incorporation or By-laws of the Company, (2) to change the legal duties imposed upon the Officers under state, federal and other applicable statutes, rules and regulations, (3) to expand the liabilities of the Officers beyond applicable law, or (4) to affect any rights available to the Officers under state and other applicable law or the Company's Certificate of Incorporation or By-laws. Officers shall also be entitled to the benefits of indemnification to the fullest extent permitted by law and the Company's Certificate of Incorporation and By-laws, and to exculpation as provided by state law and the Company's Certificate of Incorporation.

         THE CODE MAY BE AMENDED, MODIFIED OR WAIVED FROM TIME TO TIME. This Code may be amended, modified or waived by the Board of Directors of the Company. Waivers may also be granted by a committee of the Board of Directors that consists of directors who are independent under the rules of the New York Stock Exchange. Any amendments, modifications or waivers of the Code will be promptly disclosed to stockholders in accordance with applicable securities laws and the applicable rules of the New York Stock Exchange. This disclosure requirement also applies to any de facto waiver where an Officer violates the Code but is not subjected to any internal sanctions.

         PLEASE CONSULT THE PRESIDENT OR VICE PRESIDENT OF HUMAN RESOURCES OF THE COMPANY IF YOU HAVE ANY QUESTIONS ABOUT THIS CODE.

         The Company has existing policies and procedures that apply to all employees, including the Officers. This Code has been adopted by the Board of Directors in order to comply with the Sarbanes-Oxley Act of 2002 and the rules and regulations of the Securities and Exchange Commission ("SEC"), and is intended to supplement, but not replace, the existing policies and procedures of the Company. In the event that any provision of the existing policies and procedures of the Company conflict with this Code, Officers must comply with this Code.

HONEST AND ETHICAL CONDUCT

         Each Officer must demonstrate honest and ethical conduct in fulfilling his or her duties, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships.
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FULL AND FAIR DISCLOSURE

         It is of critical importance that the Company's public filings and disclosures be full, fair, accurate, timely and understandable. Each Officer is responsible for ensuring full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with, or submits to, the SEC and in other public communications made by the Company. Each Officer must review each annual report on Form 10-K and quarterly report on Form 10-Q before it is filed with the SEC. In addition, the Chief Executive Officer and Chief Financial Officer of the Company must review the matters to be certified in each periodic report on Form 10-K and Form 10-Q before making the certifications required by applicable law.

         Each Officer is prohibited from taking any action to improperly influence, coerce, manipulate or mislead the Company's internal or outside auditors or to prevent such persons from performing a diligent audit of the Company's financial statements.

         Each Officer who communicates with analysts and investors must comply with Regulation FD in discussions with analysts and investors, and must cause a corrective filing to be made in case the Officer becomes aware of an inadvertent violation of Regulation FD.

COMPLIANCE WITH APPLICABLE GOVERNMENTAL LAWS, RULES AND REGULATIONS

         Each Officer is required to comply with all applicable governmental laws, rules and regulations, including, without limitation, all "insider trading" prohibitions and disclosure obligations applicable to the Company and the Officers.

REPORTING VIOLATIONS OF THE CODE

         If any Officer, director or employee of the Company believes in good faith that a violation of this Code has occurred or may occur, the Officer, director or employee must promptly contact the President, Vice President of Human Resources or the Audit Committee of the Company using the procedures specified in the Company's whistleblower policy.

         No Officer will engage in or participate in retaliation against individuals who submit reports through proper procedures, in good faith, of actual or suspected violations of this Code, other illegal or unethical conduct, or accounting and auditing irregularities.

ACCOUNTABILITY FOR ADHERENCE TO THE CODE

         Each Officer is responsible for adhering to this Code. Any Officer who violates this Code will be subject to appropriate disciplinary action as determined by the Audit Committee. The Company will take disciplinary action against any Officer who retaliates directly or indirectly against any employee, Officer or director who reports actual or suspected violations of this Code.

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